Exhibit 99.1

News for Immediate Release

Contact:

Lee Jacobson

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

First Marblehead Announces Changes to Board of Directors

BOSTON, MA, May 19, 2010 — The First Marblehead Corporation (NYSE: FMD) (the “Company”) today announced the appointment of two new independent directors, Nancy Y. Bekavac and Thomas P. Eddy.  Additionally, the Board of Directors elected Daniel Meyers, the Company’s Chief Executive Officer and President, to serve as Chairman of the Board.  Peter B. Tarr, the previous Chairman of the Board, has resigned his positions as a director and executive officer of the Company.

Ms. Bekavac has an extensive background in higher education. After graduating from Yale Law School, she went on to clerk for the United States Circuit Court of Appeals for the District of Columbia, and then served as a partner at the firm of Munger, Tolles & Olson. She served as counselor to the President at Dartmouth College prior to serving as the President of Scripps College for seventeen years.  She has served on various non-profit boards including the American Council on Education, and three public company boards.  She is also a member of the Council on Foreign Relations.

Mr. Eddy, who is now a venture capitalist, began his investment banking career at Morgan Stanley and then served as a Managing Director at Robertson Stephens & Company. Mr. Eddy also served as Chief Operating Officer and Senior Principal for Atlas Venture.  Mr. Eddy received an MBA from Harvard Business School and a J.D. from Duquesne University School of Law.

Daniel Meyers said, “We are very pleased to have added directors of the caliber of Nancy and Tom. Nancy brings a wealth of experience and insight about educational institutions and the challenges they face, and Tom has a long history as a strategic financial advisor to growing companies.”

With the addition of Ms. Bekavac and Mr. Eddy, the Board of Directors now includes Daniel Meyers, Chairman, William R. Berkley, Lead Director, Stephen E. Anbinder, Dort A. Cameron III, Henry Cornell, George G. Daly, Peter S. Drotch and William D. Hansen.

Mr. Tarr will continue to serve as the Chairman of the Board of Union Federal Savings Bank, a wholly owned subsidiary of the Company, and will remain an employee of the Company. William R. Berkley, the Company’s Lead Director, said, “We are grateful for Peter’s leadership over the past four years as Chairman, and look forward to his ongoing contributions as he focuses on strategic projects.”

The Company has filed a current report on Form 8-K with the Securities and Exchange Commission providing additional biographical information for Ms. Bekavac and Mr. Eddy, and additional information on the terms and conditions of Mr. Tarr’s employment arrangements.  We refer you to the filing, which can be accessed through the EDGAR or IDEA systems on the SEC website at www.sec.gov.

About The First Marblehead Corporation — First Marblehead helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital market services for student loan programs. For more information, go to www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org.